EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
or	jth@yorkwater.com, 717-718-7554
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 3, 2023:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2023.

President Hand reported that third quarter operating revenues of $18,767,000 increased $2,956,000 and net income of $7,568,000 increased $1,887,000 compared to the third quarter of 2022.  Basic and Diluted Earnings per share of $0.53 for the three-month period increased $0.13 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.

President Hand also reported that the first nine months operating revenues of $52,935,000 increased $7,985,000 and net income of $17,745,000 increased $3,176,000 compared to the first nine months of 2022.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the DSIC.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes increased due to higher taxable income partially offset by higher deductions from the IRS tangible property regulations.  Basic and Diluted Earnings per share of $1.24 for the nine-month period increased $0.19 compared to the same period last year.

During the first nine months of 2023, the Company invested $46.3 million in capital projects for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, and routine items, as well as various replacements and improvements to infrastructure.  In October 2023, the Company invested $566,000 in the acquisition of the Conewago Industrial Park Water and Sewer Company water assets and wastewater collection and treatment assets.  With this acquisition in Lancaster County, the Company now serves 55 municipalities within four counties in south-central Pennsylvania.  The Company estimates it will invest an additional $16 million in 2023, excluding acquisitions, for armoring and replacing the spillway of the Lake Williams dam, additional main extensions, wastewater treatment plant construction, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.
	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2023	2022	2023	2022
Operating Revenues	$18,767	$15,811	$52,935	$44,950
Net Income	$7,568	$5,681	$17,745	$14,569
Average Number of Common Shares Outstanding	14,301	14,255	14,289	13,854
Basic and Diluted Earnings Per Common Share	$0.53	$0.40	$1.24	$1.05
Dividends Declared Per Common Share	$0.2027	$0.1949	$0.6081	$0.5847

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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